Exhibit 10.18

Francesca’s Holdings Corporation

November 26, 2014

Michael W. Barnes

Frisco, Texas

Re:    Terms of Employment

Dear Mike:

We are pleased to offer you a position with Francesca’s Holdings Corporation and subsidiaries (the “Company”) as the President and Chief Executive Officer and Chairman of the board of directors, reporting to the Company’s board of directors. You will be based at the Company’s corporate headquarters (the “Corporate Headquarters”) in Houston, Texas.

In accordance with our discussions, set forth below are the terms and conditions of our offer of employment to you, subject only to our completion of a satisfactory background check and approval of the Company’s Board of Directors.

1.          Start Date. We look forward to a start date of December 4, 2014 (the “Start Date”). Your employment with the Company shall be on an at-will basis. The terms of your employment hereunder shall be governed by the laws of the State of Texas.

2.          Time Commitment to Duties. You shall devote substantially all of your business time to the proper and efficient performance of services under this Agreement.

3.          Annual Base Salary. Your initial Base Salary shall be at the rate of $875,000 per annum, commencing as of January 5, 2015. Your Base Salary may be increased from time to time by the Board of Directors of the Company (the “Board”).

4.          Annual Bonus. Commencing with the fiscal year of the Company that commences on or about February 1, 2015, your aggregate threshold, target and maximum annual incentive bonus amounts for a particular fiscal year shall equal Fifty Percent (50%), One Hundred Fifty Percent (150%) and Two Hundred Percent (200%), respectively, of your Base Salary for that fiscal year; provided, if actual achieved amount falls between any of the established threshold, target or maximum amounts, the bonus amount will scale up pro-rata in accordance with the actual achieved amount. For purposes of the annual bonus award, all applicable targets will be set by the Board of Directors.

5.          Retirement, Welfare and Fringe Benefits. You shall be entitled to participate in all employee savings and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

6.          Business Expenses. You shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

7.          Vacation. You shall be entitled to twenty-five (25) working days of paid vacation per annum, accruing in accordance with the Company’s vacation policy.

8.          Performance Based Restricted Stock Award. During the Company’s 2015 fiscal year and for each year thereafter, the Company will grant to you (so long as you are employed by the Company at the time it grants its annual equity awards) an award of restricted shares of common stock. The award will be granted under the Francesca’s Holdings Corporation 2011 Equity Incentive Plan, and the terms and conditions of the award will be determined by the Board. The target number of shares of any common stock subject to the award will equal $2,500,000 divided by the closing price of a share of Company common stock on The Nasdaq Stock Market on the last trading day prior to the date of grant of the award.

9.          Hiring Grant of Stock Options. Upon commencement of employment with the Company, you will be granted an award of One Million (1,000,000) stock options to acquire shares of common stock (“Option Grant”). Fifty percent (50%) of these shares will vest after year 3 if the stock achieves a $20 or higher value for 60 of 90 consecutive trading days during that 3 year period and you are still employed by the Company. The remaining 50% of the shares will vest at the end of year 5 if the stock achieves a $25 or higher value for 60 of 90 consecutive trading days at any time between years 3 and 5 and you are still employed by the Company. If the year 3 price target is missed, 100% of the shares can vest at the end of year 5 if the stock achieves a $25 or higher value for 60 of 90 consecutive trading days between years 3 and 5 and you are still employed by the Company.

10.         Effect of Change in Control on Option Grant. In the event a Change in Control (as defined below) occurs prior to the last day of the 5-year period in section 9 above and prior to a termination of your employment with the Company for any reason and provided further that the value of the Company’s common stock is equal to or greater than One Hundred Forty Percent (140%) of the exercise price per share of the Option Grant, the total number of shares subject to the Option Grant that are outstanding and unvested as of the date of such Change in Control shall remain eligible to vest and become exercisable on the first to occur of the following events after such Change in Control (regardless of whether the stock price goals in section 9 above are attained after the date of such event):

(i)          The date you cease to be employed by the Company due to a termination of the your employment by the Company without Cause;

(ii)         The date you cease to be employed by the Company due to a termination of employment by you for Good Reason (as defined below); and

(iii)        The last day of the 5-year period in section 9 above, subject to your continuous employment by the Company through the last day of such 5-year period.

11.         Termination of Employment.

(a)          Termination. Your employment by the Company may be terminated by the Company: (i) immediately upon notice, with Cause (as defined below), or (ii) with no less than thirty (30) days’ advance written notice to you, without Cause, or (iii) immediately in the event of your Disability (as defined below) or your death. You may terminate your employment by the Company for any reason with no less than thirty (30) days’ advance written notice to the Company. The date your employment by the Company terminates is referred to herein as your “Severance Date.”

(b)          Benefits upon Termination. Regardless of the reason for the termination of your employment with the Company, in connection with such termination the Company will pay you accrued and unused vacation (if any) and you will be entitled to any benefits that are due to you under the Company’s 401(k) plan in accordance with the terms of that plan. If you hold any stock options or other equity or equity-based awards granted by the Company, the terms and conditions applicable to those awards will control as to the consequences of a termination of your employment on those awards. In addition to the foregoing, if your employment with the Company terminates as a result of a termination by the Company of your employment without Cause (as defined below), the Company will (subject to the other conditions set forth in subsection (c) below) continue to pay you (as severance pay) your Base Salary and Target Bonus, at the rate in effect immediately prior to the Severance Date and subject to tax withholding and other authorized deductions, for a period of eighteen (18) months following your Severance Date (the “Severance Benefit”), in accordance with the Company’s standard payroll practices.

(c)          Conditions for Receipt of Severance Benefit. In order to receive any Severance Benefit, you must, upon or promptly following your Severance Date, provide the Company with a separation agreement which shall contain a valid, executed general release agreement in a form acceptable to the Company, and such release shall have not been revoked. You agree and acknowledge that such separation agreement may contain additional restrictive covenants, including, without limitation, non-solicitation, non-compete and non-disparagement covenants covering a period of 18 months after Severance Date.

12.         Defined Terms. As used in this Agreement, the following terms shall be defined as follows:

(a)          “Cause” shall mean that one or more of the following has occurred: (i) you have committed a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (ii) you have engaged in acts of fraud, dishonesty or other acts of material misconduct in the course of your duties; (iii) your abuse of narcotics or alcohol that has or may reasonably harm the Company; (iv) any violation by you of the Company’s written policies; (v) your failure to perform or uphold your duties and/or you fail to comply with reasonable directives of the Company’s Board of Directors; or (vi) any breach by you of any provision of Section 6, or any material breach by you of this Agreement or any other contract you are a party to with the Company.

(b)          “Change in Control”. The occurrence of any of the following shall be deemed a “Change in Control”: (a) a change in the ownership of the Company occurs on the date that any one Person (as defined below) or more than one Person acting as a group (as determined under Treas. Reg. Section 1.409A-3(i)(5)(v)(B)), other than a subsidiary of the Company, acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than 85% of the total fair market value or total voting power of stock of the Company or (b) a change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one Person, or more than one Person acting as a group (as determined under Treas. Reg. Section 1.409A-3(i)(5)(v)(B)), other than a subsidiary, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value of more than 85% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(c)          “Disability” shall mean a physical or mental impairment which renders you unable to perform the essential functions of your employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(d)          “Good Reason” means the occurrence (without your consent) of any one or more of the following conditions: (A) a material diminution by the Company in your rate of Base Salary; (B) a material diminution by the Company in your authority, duties, or responsibilities; (C) a material change in the geographic location of your principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than fifty (50) miles from the current location of the Company’s executive offices constitute a “material change”); or (D) a material breach by the Company of this Agreement.

IN WITNESS WHEREOF, each party has signed this Agreement on the date shown below.

Francesca’s Holdings Corporation		Michael W. Barnes

By:	/s/ Greg Brenneman	By:	/s/ Michael Barnes
	Name: Greg Brenneman		Name: Michael Barnes
Title: Chairman

Date:	November 26, 2014	Date:	November 26, 2014

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